Exhibit 10.20
BOARD MEMBER AGREEMENT
This Agreement is being made and entered into this 31 day of January 2005, by and between Pokertek, Inc., a North Carolina corporation with principal offices at 1020 Crews Road, Suite J, Matthews, NC 28106 (the “Company”), and Lyle Berman an individual with address at One Hughes Center Dr., Suite 606, Las Vegas, NV, 89109 (the “Director”).

WITNESSETH
WHEREAS, the Company is engaged in the business of software sales and software research and development (the “Business”);

WHEREAS, the Company desires to establish a Board of Directors to assist the Company in its endeavors to manage the Business so as to maximize returns for the Company’s shareholders;

WHEREAS, the Company desires to engage the Director as the Chairman of its Board of Directors and the Director represents that he has the requisite skill and knowledge to serve as such; and

NOW THEREFORE, in consideration of the mutual promises contained herein, and intending to be legally bound, the parties hereto hereby declare and agree as follows:

1. Term; Termination. The term of this Agreement shall commence on the date hereof (the “Effective Date”), and shall continue until the Director no longer serves on the Company’s Board of Directors (the “Term”), it being  understood that the Director shall remain on the Company’s Board of Directors at the discretion of the Company’s shareholders.

2. Compensation and Reimbursement.

2.1.
On the date of this Agreement, for serving on the Board of Directors, Company shall grant the Director, pursuant to the Company’s 2004 Stock Incentive Plan, an option (the “Option”) to purchase 200,000 shares (equal to 2.66% of the fully diluted shares of the Company) of common stock of the Company (the “Option Shares”), at a purchase price equal to $2.67, under the terms and conditions set forth in the Stock Option Agreement, in the form attached as Exhibit A, which shall be provided to Director on the date of the grant. 50,000 shares (equal to .66% of the fully diluted shares of the Company) shall vest in a series of four (4) successive equal quarterly installments over the one year period measured from the date hereof upon the Director’s completion of each additional quarter over such one (1) year period. The remaining option shares shall vest in a series of twelve (12) successive equal quarterly installments upon the Director’s completion of each additional quarter serving as a member of the Board over the three (3) year period beginning one (1) year from the date hereof. The Stock Option Agreement (the “Option Agreement”) in the form attached as Exhibit A, to be entered into at the time of the grant of the Option shall provide that all Option Shares subject to the Option Agreement at the time of a Change of Control (as defined in the 2004 Stock Incentive Plan) not otherwise vested shall automatically vest in full immediately prior to the effective date of the Change of Control so that the Option may be exercised for any or all of the Option Shares. In addition, if Optionee is terminated without Cause (as defined below) as a member of the Board of Directors by the Company without Director’s written consent, or if the shareholders of the Company do not re-elect Director as a member of the Board of Directors at any time during the term of the Option, or in the event of a Constructive Termination (as defined below) of Director’s service as a member of the Board of Directors at any time during the term of the Option, the Option shall become exercisable in full and may be exercised for any or all of the Option Shares. For purposes of this Agreement, “Cause” means (i) Director’s conviction (by a court of competent jurisdiction, not subject to further appeal) of, or pleading guilty to, a felony or a crime involving fraud or dishonesty against the Company; or (ii) Director’s willful and continued failure to substantially perform Director’s duties for the Company which failure continues for thirty (30) days following Director’s receipt of written notice of such failure to perform or (iii) Director’s death, or any illness, disability or other incapacity in such a manner that Director is physically rendered unable regularly to perform his duties hereunder for a period in excess of one hundred twenty (120) consecutive days or (iv) Director having ownership interest (other than ownership, for strictly investment purposes, of less than five percent (5%) of the capital stock of a company) in any entity including Lakes Entertainment, Inc., WPT Enterprises, Inc. or Sklansky Games, LLC which engages in Competing Activities (as defined in Section 3.3). For purposes of this Agreement, “Constructive Termination” means Director’s resignation from the Board of Directors following the Company’s failure to (i) obtain director and officer liability insurance acceptable to Director within thirty (90) days after the date of this Agreement, or (ii) maintain such insurance coverage at all times thereafter.

2.2.	The Company will reimburse Director for all expenses incurred by him in the course of the performance of his duties as a Director hereunder and approved, in advance, by the Company.

3. Non-Disclosure, Ownership of Intellectual Property

3.1.
Director covenants and undertakes that, during the term of this Agreement and thereafter, absent the Company’s prior written consent, all information, written or oral, relating to the Company, its parents, subsidiaries or affiliates, the Company’s Business or condition (actual or planned), disclosed to him by the Company, or which otherwise became known to him in connection with the performance of the Services (the “Information”), shall be maintained by him in full and absolute confidence, and he shall not use such Information, directly or indirectly, in whole or in part, for his own benefit or any purpose whatsoever except as specifically and explicitly provided hereunder. Director’s undertaking hereunder shall not apply to Information which is in, or becomes part of, the public domain, or which was known by Director before the time of disclosure.

3.2.	[Omitted.]

3.3.
Director agrees and undertakes that, so long as this Agreement is in effect and for a period of one year thereafter (the “Covenant Period”), neither he, nor any entity in which he holds a majority of the equity interest or voting control (either directly or through other entities in which he holds a majority of the equity interest or voting control) (each a “Controlled Entity”), shall engage in the marketing and distribution of poker tables featuring automated live poker games through the use of a simulated dealer and an electronic facsimile of chips and playing cards (such activities, the “Competing Activities”). The Company acknowledges that Director has ownership interests in or other relationships with entities that are not Controlled Entities (each a “Non-Controlled Entity”), and the restriction in the preceding sentence does not apply to activities of Non-Controlled Entities. However, Director agrees to inform the Company at such time as the Non-Controlled Entity commences Competing Activities, provided that he is aware of the Competing Activities and the disclosure would not violate a non-disclosure agreement with the Non-Controlled Entity. The parties acknowledge that the covenants contained in this paragraph 3.3 are made by Director personally and not by any third party. The Company acknowledges that Lakes Entertainment, Inc., WPT Enterprises, Inc. and Sklansky Games, LLC are Non-Controlled Entities.

4.
Miscellaneous. This Agreement constitutes the entire agreement between the parties with respect to the matters referred to herein, and no other arrangement, understanding or agreement, verbal or otherwise, shall be binding upon the parties hereto. This Agreement may not be assigned by any of the parties hereto, and may not be amended or modified, except by the written consent of both parties hereto. No failure or delay on the part of any party hereto in exercising any right, power or remedy hereunder shall operate as a waiver thereof. Headings to Sections herein are for the convenience of the parties only, and are not intended to be or to affect the meaning or interpretation of this Agreement. The Company shall have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief, without bond and without prejudice to any other rights and remedies that the Company may have for the breach of this Agreement. In the event that any covenant, condition or other provision contained in this Agreement is held to be invalid, void or illegal by any court of competent jurisdiction, the same shall be deemed severable from the remainder thereof, and shall in no way affect, impair or invalidate any other covenant, condition or other provision therein contained. If such condition, covenant or other provisions shall be deemed invalid due to its scope or breadth, such covenant, condition or other provision shall be deemed valid to the extent permitted by law. All notices required to be delivered under this Agreement shall be effective only if in writing and shall be deemed given when received by the party to whom notice is required to be given and shall be delivered personally, or by registered mail to the addresses set forth above.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

POKERTEK, INC.

By:	/s/ Gehrig H. White
Gehrig H. White
Chief Executive Officer

Date: January 31, 2005	By:	/s/ Lyle Berman
Lyle Berman